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                                                                    EXHIBIT 99.1

TIs Mortgage Investment Company

NEWS RELEASE
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FOR RELEASE:   Immediately
DATE:          May 1, 2000
CONTACT:       John E. Castello
               (415) 393-8000

          P-SUB I ANNOUNCES VOLUNTARY PETITION FOR CHAPTER 11 RELIEF


     SAN FRANCISCO, May 1, 2000, - TIS Mortgage Investment Company (Pacific
Exchange: TIS) today announced that P-SUB I, Inc., an indirect wholly owned subsidiary which owns and operates two shopping centers in San Francisco's North Bay area, filed on Friday April 28, 2000, a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. This action was taken by P-SUB I in order to protect the shareholders equity pending a resolution of the Company's differences with its major lender, Ocwen Federal Bank.

     Ocwen Federal Bank purchased a secured financing by P-SUB I, Inc., from a previous lender in January of this year. P-SUB I and Ocwen disagree about the maturity of the loan. P-SUB I believes that the maturity is June 1, 2000 and Ocwen asserts that the loan matured in January and is now in default. The two parties have been unable to reach agreement on this matter. P-SUB I is in discussions with possible sources of replacement financing for the loan and in order to protect its rights and interests it has elected to seek Chapter 11 relief.

     This news release contains forward-looking statements that involve risks and uncertainties. Other risks and uncertainties associated with the Company's business and prospects are identified in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to revise these forward-looking statements to reflect events or circumstances occurring in the future.

     TIS Mortgage Investment Company is a San Francisco-based real estate investment trust (REIT) that, through its subsidiary companies, owns and operates apartment communities, located in California's Central Valley, and shopping centers in San Francisco's North Bay area.

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